UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2013

Spare Backup, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Ironwood Drive, Minden Nevada	89423
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(888) 525-4677

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Spare Backup, Inc. held a meeting of stockholders on April 5, 2013 for the purposes of approval of two Proposals, One (1) an increase in the number of authorized shares of its common stock from 450,000,000 shares to 900,000,000 shares, Two (2) a propose reverse stock split within 18 months:

Stockholders passed the proposals. The final vote on the proposal was recorded as follows:

Proposal 1 - Approval of an Increase in the Number of Authorized Shares of Common Stock

The increase in the number of authorized shares of common stock from 450,000,000 to 900,000,000 was approved by the votes set forth in the table below:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes

350,834,772	0	0	0

Proposal 2-To approve a Certificate of Amendment to our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio of not less than one-for-two and not greater than one-for-10

The Reverse Split Amendment will permit us to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio of not less than one-for-two and not greater than one-for-10, with the exact ratio to be set within such range in the discretion of the Board of Directors without further approval or authorization of our stockholders, provided that the Board of Directors determines to effect the reverse stock split and such amendment is filed with the Secretary of State of Delaware no later than a date which is 18 months from the date of the special meeting.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes

350,834,772	0	0	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.
Date: April 10, 2013	By:	/s/ Cery Perle
Cery Perle, Chief Executive Officer